Exhibit 99.1

TransDigm Announces Retirement of Kevin Stein as CEO and Current Co-COO Mike Lisman as Successor

Cleveland, Ohio, May 6, 2025 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) (“TransDigm” or the “Company”) announced today that Kevin Stein will retire as President and Chief Executive Officer of TransDigm, following his more than ten years of service in senior leadership positions at the Company, effective as of September 30, 2025. Mike Lisman, the current Co-Chief Operating Officer of TransDigm, will succeed Mr. Stein as President and Chief Executive Officer. Mr. Stein will continue to serve as an advisor to the Company through March 31, 2026 to help facilitate the leadership transition. Additionally, he will continue to serve as a member of the Company’s Board of Directors.
Mr. Lisman has served as Co-Chief Operating Officer of TransDigm since May 2023. Prior to this role, he held a number of positions across the Company, including Chief Financial Officer and Executive Vice President, with direct operational oversight for a number of TransDigm’s operating units. Additionally, Mr. Lisman previously held roles as the lead of the Company’s Mergers and Acquisitions group and as a Business Unit Manager at Aero Fluid Products, one of TransDigm’s operating units, that designs and manufactures highly-engineered valves and actuation products. Prior to joining the Company in 2015, Mr. Lisman worked in the private equity industry at the New York and London offices of Warburg Pincus. He received a B.S. in aerospace engineering from Notre Dame and an MBA from Harvard Business School.
“On behalf of our Board of Directors, I want to thank Kevin for his outstanding leadership and contributions to TransDigm over his entire career. During his tenure as our CEO, and prior to that as COO, Kevin has generated substantial shareholder value by driving operational excellence and continuing our track record of successful capital deployment and acquisitions,” stated W. Nicholas Howley, the Chairman of the Board of Directors. “Mike’s promotion to President and Chief Executive Officer is a planned transition that is the product of thoughtful succession planning. The Board and I believe Mike will do an excellent job continuing to execute our consistent value-driven strategy and generate substantial returns for our shareholders.”
“It has been a privilege to serve at the helm of this exceptional company,” stated Mr. Stein, “I am deeply grateful to all my colleagues for their support and for their unwavering dedication to serving our customers and executing our value-driven operating strategies with excellence. Mike’s leadership and deep experience across our businesses in a range of operational and financial roles make him uniquely qualified to take on this position.”
“I am honored to have the opportunity to succeed Kevin and lead TransDigm as its next President and Chief Executive Officer,” stated Mr. Lisman, “We look forward to continuing to deliver value to our customers and shareholders in the years ahead.”

About TransDigm Group
TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, cargo loading, handling and delivery systems and specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

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